Exhibit 5.1

To: Quoin Pharmaceuticals Ltd.	August 5, 2022 Ref: Q/13/1

Ladies and Gentlemen,

Re:	462(b) Registration Statement on Form F-1

We have acted as Israeli counsel to Quoin Pharmaceuticals Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the registration statement on Form F-1 (the “462(b) Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance and sale (the “Offering”) of additional ordinary shares, no par value, of the Company (“Ordinary Shares”), represented by American Depository Shares (“ADSs”), and/or pre-funded warrants to purchase Ordinary Shares represented by ADSs (the “Pre-Funded Warrants”), and warrants to purchase Ordinary Shares represented by ADSs (“Common Warrants”, and together with the Pre-Funded Warrants, the “Warrants”), pursuant to a securities purchase agreement by and between the Company and each of the purchasers thereof (the “Purchase Agreement”).

The 462(b) Registration Statement relates to the Company’s Registration Statement on Form F-1 (Registration Statement No. 333-266476) initially filed with the Commission under the Securities Act on August 3, 2022 and declared effective by the Commission on August 5, 2022, as amended (the “Registration Statement”).

This opinion letter is furnished to you at your request in order to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the 462(b) Registration Statement.

In connection therewith, we have examined and relied upon copies (which we have assumed, in each case, to be true, complete, in effect and up-to-date copies of the originals thereof) of (i) the Registration Statement and the 462(b) Registration Statement, (ii) the Company’s amended and restated articles of association, as currently in effect (the “Articles”), (iii) the resolutions adopted by the board of directors of the Company (the “Board”) effective August 4, 2022 ( the “Resolutions”), and (iv)  such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed necessary and appropriate as a basis for the opinion set forth below.

In respect to the Resolutions provided to us by the Company, we assume that they (i) are a true, correct, complete and up-to-date record of the matters described therein; (ii) were signed by all of the directors of the Company who at the date of such Resolutions would have been entitled to attend and vote at a meeting of the Board; and (iii) have not been amended, revoked or rescinded and will remain in full force and effect in all respects and that no other resolutions have been passed or other action taken on or prior to the date of this letter which could affect the validity of such Resolutions.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. We have also assumed the due authorization (other than by the Company in respect of the Warrants and the Purchase Agreement) by all requisite action, corporate or other, and execution and delivery by all the parties to such documents (including the Warrants and the Purchase Agreement) and the validity and binding effect of all such documents on the parties thereto. As to all questions of fact material to the opinion set forth below, we have relied upon certificates or comparable documents of officers and representatives of the Company, without independently verifying the accuracy of such certificates, documents, records or instruments. In making the examination of such documents, we have assumed that the parties thereto (other than in respect of the Warrants and the Purchase Agreement, the Company) had or will have the power, corporate or other, to enter into and perform all obligations thereunder.

We have also assumed that upon the actual issuance of any Ordinary Shares: (i) represented by ADSs, when issued and sold in the Offering as described in the 462(b) Registration Statement, the Registration Statement and the prospectus; (ii) represented by ADSs issuable upon the exercise of the Warrants; and (iii) registered under the 462(b) Registration Statement and the Registration Statement, the total number of Ordinary Shares issued will not exceed the total number of Ordinary Shares that the Company is then authorized to issue under its amended and restated articles of association.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that upon (i) payment to the Company of the consideration per ADS in such amount and form as has been determined by the Board, the Ordinary Shares represented by ADSs, when issued and sold in the Offering as described in the 462(b) Registration Statement, the Registration Statement and the prospectus, will be duly authorized, validly issued, fully paid and non-assessable, and (ii) the exercise of the Warrants in accordance with their respective terms and upon receipt by the Company of the applicable consideration therefor, the Ordinary Shares represented by ADSs issuable upon the exercise of the Warrants, when issued as aforesaid, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, this opinion is limited to the laws of the State of Israel in force as at the date hereof and we do not express any opinion as to the laws of any other jurisdiction. This opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the 462(b) Registration Statement or otherwise.

We hereby consent to the use of this opinion as an exhibit to the 462(b) Registration Statement and to the reference to our firm in the 462(b) Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, including facts, laws, rules and regulations as existing or in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ S. Horowitz & Co.
S. Horowitz & Co.

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